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                                                               Exhibit 99.1


                                                           February 10, 1997


             WESTINGHOUSE/CBS TO ACQUIRE TNN AND CMT CABLE NETWORKS
                           FROM GAYLORD ENTERTAINMENT

           MAJOR EXPANSION OF CBS CABLE OWNERSHIP OF PROGRAM NETWORKS

                    TNN IS EIGHTH LARGEST U.S. CABLE NETWORK

     NEW YORK, Feb. 10, 1977 -- Westinghouse Electric Corporation (NYSE:WX) and Gaylord Entertainment Company (NYSE:GET) announced today a definitive agreement whereby Westinghouse will acquire, through a plan of merger, Gaylord Entertainment's two major cable networks -- TNN: The Nashville Network and CMT:
Country Music Television. The acquisition includes domestic and international operations of TNN, the U.S. and Canadian operations of CMT and approximately $50 million of working capital.

     Gaylord Entertainment shareholders will receive $1.55 billion in Westinghouse common stock. The transaction is intended to be tax-free to Gaylord Entertainment and its shareholders.

     Since 1982, Westinghouse's Group W Satellite Communications (GWSC) and Gaylord Entertainment have had a long standing relationship in cable programming. Gaylord Entertainment provides the programming content of TNN and CMT, while GWSC provides the affiliate relations, advertising sales and marketing for the networks.

     "This acquisition is an important strategic move that expands the reach and scope of our media businesses into the high-growth multichannel segment and is immediately accretive to shareholders," said Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse.

     "Having built a preeminent radio group with the Infinity acquisition and now establishing a strong position in cable, we complete the major actions on the investment priorities we established at the time of the CBS acquisition," Mr. Jordan added.

     "Westinghouse/CBS is taking ownership of two of the most valuable cable networks in the industry," said Edward L. Gaylord, Chairman of Gaylord Entertainment. "For some time we have seen consolidation in the cable broadcasting industry. Our judgment is that further growth of TNN and CMT can best be served as part of a larger media company that can use its leverage to help take these country music and country lifestyle networks to an even higher level of visibility."

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Westinghouse/CBS......2


     As part of the transaction, Mr. Gaylord, members of his family and certain shareholders, who together hold in excess of 60% of the voting power of Gaylord Entertainment's outstanding stock, have agreed to support the transaction.

     At the close of the transaction, David Hall, currently President of Gaylord Communications Group, will join CBS Cable as President, TNN and CMT, reporting to Donald Mitzner, President, CBS Cable, which was formerly GWSC. Peter Lund, President and Chief Executive Officer, CBS Television and Cable Group, will be responsible for applying all CBS resources to enhance the two cable networks' competitive position.

     TNN and CMT complement the CBS television and radio properties. CBS has a long history of broadcasting country music specials, including the CMA Awards, and is the number one broadcast network for NASCAR events. CBS also owns and operates eight country music radio stations in major markets in the United States, including WUSN-FM Chicago, the most listened to country music station in the nation.

  "Our ownership of TNN and CMT will make us key players in country music and country lifestyle businesses, cable programming, and multichannel distribution," said Mr. Jordan. "We see opportunities to expand those franchises, to develop programming jointly for broadcast and cable, and to cross-promote all our media properties."

     Currently reaching over 70 million households in the U.S. and Canada, TNN is the second largest North American network and the eighth largest in the U.S. CMT has nearly 38 million subscribers in the U.S. Other assets included in the merger are CMT Canada, a joint venture with Shaw Cable of Canada, several cable production companies, and NASCAR Thunder, a chain of NASCAR-themed retail stores.

     The number of shares to be issued by Westinghouse will depend on the average price of Westinghouse's stock during a trading period just prior to the closing of the transaction, subject to certain limits on the total number of shares to be issued and certain termination rights under the contract.

     This transaction is subject to several conditions, including regulatory approvals, the receipt of a ruling from the Internal Revenue Service, and the approval of Gaylord Entertainment's shareholders.


Contacts:     Jack Bergen/Westinghouse                   212/975-3835
              Alan Hall/Gaylord Entertainment            615/316-6551
              Gil Schwartz/CBS                           212/975-2121
              Cheryl Daly/CBS Cable                      212/916-1041
              Kevin Ramundo/Westinghouse/Pittsburgh)     412/642-4989